EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors and Stockholders of Velocity Asset Management, Inc. and Subsidiaries



We consent by reference in the registration statements on Form S-8 (File No. 333-137357) of Velocity Asset Management, Inc. and Subsidiaries of our report dated March 17, 2006, with respect to the consolidated balance sheet of Velocity Asset Management, Inc. and Subsidiaries as of December 31, 2005 and the related consolidated statements of operations, consolidated statements of changes in equity and the consolidated statements of cash flows for the years ended December 31, 2005 and 2004, which report appears in the December 31, 2006 annual report on Form 10-KSB of Velocity Asset Management, Inc. and Subsidiaries.



/s/ Cowan Gunteski & Co., P.A.


Toms River, NJ
March 29, 2007